Exhibit 99.1

RenX Enterprises Announces $2.6 Million Sale Agreement for Norman Berry Property

Proceeds expected to provide non-dilutive funding for core operations at Myakka City and to reduce existing real estate debt

MIAMI, FL, August 21st, 2026 — RenX Enterprises Corp. (NASDAQ: RENX) (“RenX” or the “Company”) today announced that a joint venture in which its subsidiary holds a 50% interest has entered into a purchase and sale agreement to sell the Norman Berry property, an approximately 7.7 acre parcel in East Point, Fulton County, Georgia, for a purchase price of $2.6 million. The purchaser is a Florida-based real estate development company. The agreement is effective as of August 17, 2026.

The sale advances a strategy the Company has described consistently: monetize non-core legacy real estate and redeploy that capital into its vertically integrated processing platform at Myakka City, Florida, where the Company is preparing to commission its Microtec milling system in the second half of 2026. At closing, of the $2.6 million purchase price, it is expected that the joint venture will first apply approximately $800,000 to repay two notes RenX holds against the property, plus accrued interest, with the remaining approximately $1.8 million split under the joint venture, of which the Company’s 50% share is approximately $900,000. The Company expects to utilize this capital to support its core operations at Myakka City.

Closing is subject to conditions customary for transactions of this type, including the purchaser’s due diligence, the purchaser securing certain state program allocations for its intended development of the site, and the purchaser obtaining financing. The purchaser’s program application is expected to be submitted in the second half of 2026, with allocation determinations expected in the first half of 2027. Closing would follow the satisfaction of these conditions within the periods established by the agreement, which include a post-award financing period and purchaser extension rights. The purchaser has agreed to make earnest money deposits under the agreement. There can be no assurance that the conditions to closing will be satisfied or that the transaction will close on the terms described or at all. Full details of the transaction will be set forth in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

“This transaction shows our legacy asset strategy delivering real results. Monetizing a non-core parcel to reduce our debt and invest in the buildout at Myakka City strengthens our balance sheet, while allowing us to focus on our core operations,” said David Villarreal, Chief Executive Officer of RenX Enterprises Corp.

About RenX Enterprises Corp.

RenX Enterprises Corp. is a biomass recycling, logistics, and real estate company operating a vertically integrated environmental services platform focused on the engineered soils, organic recycling, and bulk materials logistics industries. The Company’s platform is designed to be differentiated by its use of advanced milling and material-processing technology, including a planned deployment of a licensed Microtec system, to precisely size, refine, and condition organic inputs into consistent, high-performance soil substrates. This technology-enabled approach will allow RenX to move beyond traditional waste-to-value operations and manufacture engineered growing media with repeatable quality and defined specifications.

RenX’s core operations are anchored by a permitted 80+ acre organics processing facility in Myakka City, Florida. At this facility, the Company integrates organics processing, advanced milling, blending, and in-house logistics to support the localized production of proprietary soil substrates and potting media. The Company believes that by optimizing products for regional feedstocks and customer requirements, it can shorten supply chains, enhance quality control, and improve unit economics while serving higher-value end markets. The Company also owns a portfolio of legacy real estate assets, which it intends to monetize to fund its core technology-driven environmental processing platform.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact may be deemed forward-looking, including statements regarding the expected closing of the sale of the Norman Berry property and the timing thereof; the Company’s strategy of monetizing legacy real estate assets to fund its core processing platform; commissioning the Microtec organic waste processing unit for expected operation in the second half of 2026; the Company receiving repayment of two notes it holds against the property; the amount of proceeds the Company expects to receive from the sale of the Norman Berry property; using the proceeds from the sale to reduce the Company’s existing real estate debt and to support the Company’s core operations at Myakka City; the satisfaction of the conditions to closing, including the purchaser’s due diligence, state program allocations, and purchaser obtaining financing; submitting the purchaser’s program application in the second half of 2026, with allocation determinations expected in the first half of 2027; moving beyond traditional waste-to-value operations to manufacture engineered growing media with repeatable quality and defined specifications; shortening supply chains, enhancing quality control, and improving unit economics while serving higher-value end markets by optimizing products for regional feedstocks and customer requirements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, and expected future developments, as well as other factors we believe are appropriate in the circumstances. Important factors that could cause actual results to differ materially from current expectations include the risk that the conditions to closing are not satisfied and that the transaction does not close on the terms described or at all; the timing and outcome of the purchaser’s state allocation application and financing efforts; the purchaser’s termination and extension rights under the agreement; the Company’s ability to advance monetization initiatives across its real estate and legacy asset portfolio; the Company’s ability to deploy the Microtec mill and commence commercial production as planned; the Company’s reliance on third-party technologies and partners; the availability and cost of feedstock and other inputs; market acceptance of engineered growing media products; the Company’s ability to maintain adequate liquidity and working capital; general economic and market conditions; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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